UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Career Education Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Career Education Corporation

Annual Meeting of Stockholders

June 3, 2014

Supplemental Information Regarding Proposal 2:

Advisory Vote to Approve Executive Compensation

Explanatory Note

Commencing on or about May 21, 2014, Career Education Corporation (the “Company,” “we,” “us” or “our”) sent the following communication to certain stockholders of the Company.

Purpose of this Outreach

We are writing to request your support of the proposals put forward in our proxy statement for our 2014 Annual Meeting of Stockholders (the “2014 Proxy Statement”). In particular, we want to provide you with additional information and request that you vote FOR Proposal 2, a nonbinding stockholder advisory vote to approve executive compensation paid by us to our named executive officers. Our Board of Directors recommends a vote FOR this proposal, as described in the Compensation Discussion and Analysis included in the 2014 Proxy Statement.

ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), proxy advisory firms, have recommended that stockholders vote against Proposal 2. We believe investors may benefit from additional information and clarification relating to some of the statements made in the proxy advisory firms’ reports, as set forth below.

Supplemental Information in Response to Proxy Advisory Firm Reports

ISS and Glass Lewis express concern regarding the level of information provided about the performance-related aspects of our 2013 cash-based performance unit long-term incentive compensation awards.

Please note, however, that:

•	The performance units, although granted in 2013, have a three year performance period and do not vest until December 31, 2015 (or April 1, 2016 in the case of our CEO, Scott Steffey, due to his April 2013 employment commencement date).

•	The performance unit payout in early 2016 will be based on the Company’s total shareholder return (“TSR”) relative to a peer group of 14 publicly traded proprietary education companies over the three-year performance period, as noted in the 2014 Proxy Statement.

•	The first time issuance of performance units and the terms thereof were disclosed to investors on a Current Report on Form 8-K dated March 4, 2013 (the “March 2013 8-K”), which includes the form award agreement as an exhibit.

•	The payout scale based on the relative three-year TSR performance measure is provided below and is included in the form award agreement in the March 2013 8-K.

Performance Percentile	Award Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

•	The peer group of 14 publicly traded proprietary education companies used for the relative TSR performance measure consist of the Company’s direct competitors which are publicly traded and is a narrower peer group than the Company’s comparison group used for 2013 compensation determinations in order to measure the Company’s performance against its direct competitors in light of the significant challenges facing the proprietary education sector. A list of these 14 companies is provided below and is included in the form award agreement in the March 2013 8-K.

American Public Education, Inc.

Apollo Group, Inc.

Bridgepoint Education, Inc.

Capella Education Company

Corinthian Colleges, Inc.

DeVry, Inc.

ITT Educational Services Inc.

Education Management Corporation

Grand Canyon Education Inc.

Learning Tree International Inc.

Lincoln Education Services Corporation

National American University Holdings Inc.

Strayer Education Inc.

Universal Technical Institute Inc.

•	The performance-related provisions of the 2013 performance unit award to Mr. Steffey upon the commencement of his employment are consistent with the terms described above, as noted in the Company’s Current Report on Form 8-K dated April 6, 2013, and therefore his individual performance unit award agreement was not filed.

•	The threshold, target and maximum payout amounts for each named executive officer who received a performance unit award in 2013 are presented in the “Grants of Plan-Based Awards in 2013” table beginning on page 48 of the 2014 Proxy Statement.

ISS comments that 2012 reduced Annual Incentive Program (“AIP”) payout opportunities were not maintained for 2013 without explanation, unfortunately not understanding that the design of the 2013 AIP effectively maintained the reduced target opportunities.

•	In light of the challenges facing the Company and the expected performance results for 2012, the Compensation Committee reduced potential payments under the 2012 AIP by one-half. This was accomplished by a 50% reduction to a participant’s established target AIP opportunity in the 2012 AIP payout formula, rather than an adjustment to the payout scale for various levels of performance.

•	For the 2013 AIP, the Committee also calibrated potential payouts generally at 50% of a participant’s established target AIP opportunity (except for the Company’s University group), but did so by adjusting the payout scale for various levels of performance. For motivational reasons, the 2013 AIP left open the possibility of achieving a payout equal to a participant’s established target AIP opportunity, but doing so required achievement of performance significantly above the 2013 operating plan.

•	Thus, in essence, both the 2012 and 2013 AIP generally result in 50% payouts for achieving target levels of performance (the operating plan for the year).

We Are Committed to the Interests of Our Stockholders

Throughout 2013, we made significant progress in the turnaround of our organization despite a challenging market for our industry.

•	The Company made meaningful and positive change in 2013, including hiring a new CEO whose career includes roles spanning the education spectrum, taking a number of steps to improve operational efficiencies, completing the sale and transfer of control of our International segment and making progress in resolving a number of our regulatory and legal matters.

We take investor feedback seriously.

•	Following our annual meeting last year, we continued our investor outreach efforts, inviting out 25 largest investors, representing 65% of our outstanding shares, to engage with management to better understand their concerns about our compensation program.

•	Feedback from these discussions was considered in making subsequent decisions regarding executive compensation to strengthen pay for performance alignment, including:

•	Maintaining a TSR performance measure over three years for our long-term incentive award, and increasing the weighting of these awards for our named executive officers in 2014 to comprise one-half the overall value of the long-term incentive awards.

•	Maintaining strong operational performance measures for our annual incentive plan, revising them to continue focus on the measures necessary to drive the business forward.

•	Refraining from special or one-time awards outside of the typical annual cycle, other than new hire awards.

•	Providing robust disclosure surrounding our compensation benchmarking comparison group and the establishment of our AIP performance measures.

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

•	No excessive change in control severance.

•	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

•	No reload, repricing or options issued at discount. Options issued will not be repriced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

•	No special benefits or perquisites other than executive physicals.

•	Ability to clawback certain annual and long-term performance-based incentive compensation from executive officers.

•	Stock options are priced at date of grant.

•	No hedging or pledging of Company stock.

•	Double trigger change-in-control provisions for both cash and equity awards under the 2008 Plan.

•	Stock ownership guidelines for all named executive officers.

•	Compensation Committee uses an outside independent compensation consulting firm who does not consult on any other matters for the Company.

•	Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

Conclusion

We urge you to read the Compensation Discussion and Analysis section of the 2014 Proxy Statement, which discusses how our executive compensation programs, policies and procedures implement our executive compensation philosophy. As disclosed in the 2014 Proxy Statement, the Compensation Committee of our Board of Directors and the full Board of Directors believe that these policies and procedures are effective in implementing our executive compensation philosophy and in achieving the Company’s goals.

Your vote is important. For the reasons set forth above and in our 2014 Proxy Statement, we strongly disagree with the recommendations of ISS and Glass Lewis and respectfully request that you vote FOR Proposal 2, the approval, on an advisory basis, of the executive compensation paid by us to our named executive officers.

Thank you for your ongoing support of Career Education Corporation.

When the preceding communication was sent to certain stockholders via email, the following was included at the beginning thereof:

Georgeson is working with Career Education Corporation (ticker CECO), in advance of their annual shareholder meeting on June 3rd. The company is providing supplemental information regarding proposal #2, the advisory vote to approve executive compensation (see the direct link and text below from the SEC filing), and is now reaching out to their top institutional investors in an effort to discuss this proposal on the ballot.

CECO’s management team is very interested in speaking with you directly about this proposal.

Please let me know when you are available for a call with CECO.

Thank you in advance.